Exhibit 99.1

Contact:
Noopur Liffick
Investor Relations & Corporate Affairs
510-809-2465
investors@aduro.com
press@aduro.com

Aduro Biotech Provides Business Update and Reports First Quarter 2020 Financial Results

BERKELEY, California, May 4, 2020 – Aduro Biotech, Inc. (NASDAQ: ADRO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways for the treatment of cancer, autoimmune and inflammatory diseases, today provided a business update and reported financial results for the first quarter ended March 31, 2020.

“We ended the first quarter of 2020 with a cash position of $205.9 million, which enables us to continue supporting the development of our STING and APRIL programs into 2023. We are currently focused on activating clinical trial sites and enrolling patients for Part 3 of our Phase 1 study of BION-1301 in IgA nephropathy and driving enrollment of patients in our Phase 2 study of ADU-S100 in combination with pembrolizumab in squamous cell carcinoma of the head and neck (SCCHN),” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “Despite the challenges associated with the current COVID-19 pandemic, our Board and leadership team remain committed to supporting the safety of our employees while moving our STING and APRIL clinical programs forward.”

Recent Highlights

•	Announced corporate restructuring to reduce operating expenses and extend cash runway into 2023.
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Received a $10 million development milestone payment from license partner, Merck & Co., Inc. (known as MSD outside the United States and Canada) (Merck). The payment was received as a result of Merck’s initiation of a Phase 2 clinical trial of MK-5890, the anti-CD27 agonist antibody licensed to Merck in 2014, in patients with advanced squamous or non-squamous non-small cell lung cancer (NSCLC) that have been previously treated with anti-PD-L1 therapy.

•	Announced an update on clinical trial timelines and business operations in light of the COVID-19 global pandemic.
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We expect delays in activating additional sites and enrolling patients into Part 3 of the Phase 1 clinical trial of BION-1301 in IgA nephropathy. As a result, our ability to report data in IgA nephropathy patients will likely be delayed until the first half of 2021.

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Despite some delays in additional site activation and patient enrollment and anticipated delays in patient follow-up and data analysis, we expect to present interim data for the ongoing Phase 2 clinical trial evaluating ADU-S100 and pembrolizumab in SCCHN in the second half of 2020.

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We are continuing preparations to initiate a Phase 1 clinical trial evaluating ADU-S100 as an intravesical monotherapy for non-muscle invasive bladder cancer in the second half of 2020. However, study start-up activities may be delayed.

Financial Results

•	Cash Position – Cash, cash equivalents and marketable securities totaled $205.9 million at March 31, 2020, compared to $213.6 million at December 31, 2019.
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Revenue – Revenue was $14.0 million for the first quarter of 2020 compared to $3.9 million for the same period in 2019. The increase in revenue for the quarter was primarily due to recognition of the $10.0 million development milestone payment received under our license and research agreement with Merck.

•	Expenses –
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Research and development expenses were $15.8 million for the first quarter of 2020 compared to $17.5 million for the same period in 2019. The quarter to date costs decreased primarily due to lower costs related to our programs that are winding down partially offset by higher costs as a result of focused spending towards our STING and APRIL programs. The decrease was also attributable to lower compensation and related personnel costs as well as stock-based compensation as compared to 2019.

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General and administrative expenses were $7.8 million for the first quarter of 2020 compared to $8.2 million for the same period in 2019. The quarter to date costs decreased primarily due to lower personnel and stock-based compensation expense, as compared to 2019.

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Restructuring and related expense was $4.3 million for the first quarter of 2020 compared to $3.0 million for the same period in 2019. The 2020 restructuring and related expenses consisted of severance and employee retention costs as well as the impairment of property and equipment associated with the planned closure of the Oss facility as part of the January 2020 restructuring plan. The $3.0 million restructuring and related expense recorded in 2019, which includes employee severance and retention payments, related to the January 2019 strategic reset.

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Net Loss – Net loss for the first quarter of 2020 was $7.6 million or $0.09 per share compared to net loss of $23.4 million or $0.29 per share for the same period in 2019. In addition to the factors described above, the net loss was offset by approximately $5.7 million of income tax benefit related to an income tax refund resulting from the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).  The income tax refund is expected to be received in the second half of 2020.

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in combination with KEYTRUDA® (pembrolizumab), an approved anti-PD-1 monoclonal antibody, as first-line treatment for patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). BION-1301, a first-in-class humanized IgG4 monoclonal antibody that fully blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current intentions or expectations concerning, among other things, the potential for our technology, continued advancement of our programs, timelines for our programs, including expected timing for presentations of clinical data, expected delays resulting from COVID-19, our focus on our STING and APRIL programs, our strong cash position taking us into 2023, expected timing for receipt of our income tax refund and collaborations with leading global pharmaceutical companies to help expand and drive our product pipeline. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates; and the effects of COVID-19 on our clinical programs and business operations. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2020, to be filed with the Securities and Exchange Commission (SEC), and our other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Collaboration and license revenue	$13,950	$3,938
Total revenue	13,950	3,938
Operating expenses:
Research and development(1)	15,828	17,494
General and administrative(1)	7,819	8,224
Restructuring and related expense	4,308	2,994
Amortization of intangible assets	136	140
Total operating expenses	28,091	28,852
Loss from operations	(14,141)	(24,914)
Interest income	920	1,471
Other expense, net	(19)	(19)
Total other income	901	1,452
Loss before income tax	(13,240)	(23,462)
Income tax benefit	5,665	35
Net loss	$(7,575)	$(23,427)
Net loss per common share, basic and diluted	$(0.09)	$(0.29)
Shares used in computing net loss per common share, basic and diluted	80,757,801	79,673,294

(1) Includes the following share-based compensation expenses:
Research and development	863	2,033
General and administrative	1,172	1,670

ADURO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$94,381	$59,624
Marketable securities	108,539	153,978
Accounts receivable	1,053	342
Income tax receivable	5,665	—
Prepaid expenses and other current assets	2,676	3,958
Total current assets	212,314	217,902
Marketable securities	3,011	—
Property and equipment, net	22,492	24,688
Operating lease right-of-use assets	20,722	21,110
Goodwill	8,010	8,167
Intangible assets, net	18,478	18,978
Restricted cash	468	468
Total assets	$285,495	$291,313
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$752	$414
Accrued clinical trial and manufacturing expenses	4,823	4,253
Accrued expenses and other liabilities	10,116	8,181
Operating lease liabilities	1,765	1,803
Deferred revenue	5,808	6,950
Total current liabilities	23,264	21,601
Contingent consideration	1,972	1,051
Deferred revenue	165,208	166,963
Deferred tax liabilities	3,459	3,527
Operating lease liabilities	31,258	31,636
Other long-term liabilities	753	940
Total liabilities	225,914	225,718
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	554,192	552,077
Accumulated other comprehensive income	(140)	414
Accumulated deficit	(494,479)	(486,904)
Total stockholders’ equity	59,581	65,595
Total liabilities and stockholders’ equity	$285,495	$291,313